SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.     )

Filed by the registrant                     [X]
Filed by a party other than the registrant  [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement        [ ] Confidential, for use of the
                                            Commission Only (as permitted by
                                            Rule 14a6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[X]      Soliciting Material pursuant to Rule 14a-12

                            Ridgewood Financial, Inc.
                            -------------------------
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]     No fee required
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1)  Title of each class of securities to which transaction applies:
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          (2)  Aggregate number of securities to which transaction applies:
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          (3)  Per unit price or other underlying value of transaction  computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):
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          (4)  Proposed maximum aggregate value of transaction:
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          (5)  Total fee paid:
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[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount previously paid:
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          (2)  Form, Schedule or Registration Statement No.:
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          (3)  Filing Party:
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          (4)  Date Filed:
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

FOR IMMEDIATE RELEASE
---------------------

                        Ridgewood Financial, Inc. Signs
                         Confidentiality Agreement With
                          Boiling Springs Savings Bank
                          ----------------------------

     Ridgewood, NJ -- October 20, 2000 (Nasdaq NMS: RSBI) -- Yesterday, Ridgewood Financial, Inc. ("Ridgewood"), the holding company for Ridgewood Savings Bank of New Jersey, issued a press release saying that it had not received a Confidentiality Agreement from Boiling Springs, MHC, Boiling Springs Bancorp and Boiling Springs Savings Bank, headquartered in Rutherford, New Jersey (``Boiling Springs'') in response to a proposal for a merger from Boiling Springs, as required by the merger agreement that Ridgewood had signed with Provident Savings Bank. Subsequent to the issuance of the press release, Ridgewood received and signed a Confidentiality Agreement with Boiling Springs. The Confidentiality Agreement provides that the two parties will make available to each other their books, records and other materials in order to evaluate the terms of a potential merger transaction. The Confidentiality Agreement was signed as a result of the receipt by Ridgewood on September 21, 2000 of a non-binding proposal from Boiling Springs to exchange each share of Ridgewood common stock held by public stockholders of Ridgewood for $18.00 in cash. Ridgewood intends to enter into good-faith negotiations with Boiling Springs regarding a potential merger transaction. However, there can be no assurances that Ridgewood will enter into any agreement with Boiling Springs.

     On August 28, 2000, Ridgewood entered into a merger agreement to exchange each share of Ridgewood common stock held by public stockholders for $15.00 in cash with Provident Savings Bank, headquartered in Jersey City, New Jersey (``Provident''). The merger agreement with Provident is subject to several contingencies including stockholder and regulatory approval. The merger agreement with Provident includes a customary non-solicitation of other offers provision which, under certain circumstances would require the payment of $1.0 million by the company in the event Ridgewood enters into a merger agreement with another company.

     Ridgewood may file a proxy statement and other relevant documents concerning the merger with the Securities and Exchange Commission (``SEC''). However, in the event that Ridgewood enters into a merger agreement with another company, Ridgewood expects that it would file a proxy statement and other relevant documents concerning such merger with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS AT THE TIME THEY ARE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents when filed free of charge at the SEC's website, http://www.sec.gov. In addition, documents filed with the SEC by Ridgewood will be available free of charge from Ridgewood, Attn: Corporate Secretary, 55 North Broad Street, Ridgewood, New Jersey 07450, telephone 201-445-4000.

     WHEN FILED, INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

     Ridgewood and its directors and executive officers may be deemed to be participants in the solicitation of proxies of Ridgewood stockholders to approve the merger. Ridgewood's board of directors is composed of Susan E. Naruk, Nelson Fiordalisi, Michael Azzara, Jerome Goodman, Bernard J. Hoogland, John Kandravy, Robert S. Monteith, John J. Repetto, and Paul W. Thornwall. Collectively, the directors and executive officers at Ridgewood may be deemed to beneficially own approximately 5.4% of Ridgewood's common stock. This ownership information is as of December 31, 1999.

     The foregoing materials may contain forward-looking statements. We caution that such statements may be subject to uncertainties and actual results could differ materially and, therefore, investors should not place undue reliance on any forward-looking statements. The Company specifically disclaims any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of any events or circumstances after the date of such statements.

FOR FURTHER INFORMATION CONTACT:
-------------------------------
Susan E. Naruk, President and CEO
Nelson Fiordalisi, EVP and COO
Ridgewood Financial, Inc.
(201) 445-4000